Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144854) of AuthenTec, Inc. of our report dated May 21, 2010 except for Note 12, as to which the date is November 15, 2010, relating to the financial statements of UPEK, Inc., which appears in the Current Report on Form 8-K/A of AuthenTec, Inc. dated November 15, 2010.

/s/ Pricewaterhouse Coopers LLP

San Jose, CA
November 15, 2010